Exhibit 99.1

FOR IMMEDIATE RELEASE

October 29, 2010

CenterState Banks, Inc. Announces

Third Quarter 2010 Operating Results

DAVENPORT, FL. – October 29, 2010 - CenterState Banks, Inc. (NASDAQ: CSFL) reported the close of three previous announced FDIC assisted failed financial institution acquisitions during the current quarter with total assets, at fair value, at their respective transaction date, of approximately $375,813,000. One transaction resulted in a bargain purchase gain of $2,010,000 and the other two resulted in the recognition of goodwill in an amount of $3,490,000 and $1,704,000. The Company entered into loss sharing agreements with the FDIC covering all the loans and other repossessed real estate (“OREO”), except for consumer loans with a fair value of approximately $5,493,000 at September 30, 2010. Pursuant to the loss share agreements, the FDIC is obligated to reimburse the Company for 80% of any losses beginning with the first dollar of loss incurred, subject to the terms of the agreements. The Company did not pay a premium for the acquired deposits. These three transactions added nine full service branch banking locations within or contiguous with the Company’s current market footprint. Potentially one or more of the new branches may be consolidated into nearby existing branches. The transactions are expected to be accretive to earnings in 2011.

As previously announced, the Company also agreed to acquire four branches from TD Bank N.A., including approximately $112,000,000 in deposits and $125,000,000 of performing loans during the current quarter. The Company is not paying a premium for the deposits and is purchasing the loans for 90% of the loans’ outstanding balance. The loans were individually selected by the Company and it has a two year put back for any loan that becomes thirty days past due or is classified pursuant to regulatory standards. This transaction is expected to close during the first quarter of 2011.

As previously disclosed, the Company’s three national bank subsidiaries will be combined into one consolidated national bank, subject to regulatory approval. The Company expects that the combination will lead to a more effective capital management process, as well as potential operational efficiencies. The consummation of the merger is expected to occur by the end of the fourth quarter.

The Company reported a net loss for the third quarter 2010 of $7,276,000, or $0.25 per share which included total credit costs of $18,848,000, or approximately $11,967,000 or $0.41 per share after tax.

Solid pre-tax pre-provision and credit cost earnings (see table and notes below) was $6,147,000 during the current quarter compared to $6,010,000 during the previous quarter, and compared to $5,749,000 during the same quarter last year.

During the current quarter, the Company raised $35,190,000 through an overnight public offering. The Company continues to maintain solid capital levels with Tier 1 leverage capital ratio of 11.9% and tangible common equity ratio of 10.4%.

The total loan loss provision expense for the quarter was $16,448,000 and total net charge-offs were $12,627,000. The increase in provision resulted in total allowance for loan losses of $28,012,000 at September 30, 2010 or 3.04% of total loans not covered by FDIC loss share agreements. The allowance for loan losses as a percentage of non performing loans not covered by FDIC loss share agreements is 50%.

The Company executed a bulk problem loan sale of approximately $18,807,000 of troubled commercial real estate loans for approximately 46% of the related unpaid legal balance outstanding in the wholesale debt market, which was a contributing factor in the total charge-offs during the quarter. CenterState is attempting to accelerate the resolution of the bulk of its remaining asset quality problems in 2010.

Non performing loan (“NPL”) ratio increased to 6.13% from 5.53% reported in the previous quarter, the non performing asset (“NPA”) ratio decreased to 3.24% from 3.51%, the ratio of NPA to total loans plus OREO increased to 7.38% from 6.70% in the previous quarter, and the allowance for loan losses as a percentage of total loans increased to 3.04% compared to last quarter’s 2.57%. These credit metric calculations exclude loans and OREO covered by FDIC loss share agreements.

The correspondent banking division (a reportable segment) continues to add incremental revenue. It reported $11,828,000 of gross revenue from bond sales compared to $7,372,000 reported in the second quarter of 2010, and contributed approximately $2,693,000 ($0.09 per share) of after tax earnings during the current quarter, compared to $1,437,000 ($0.05 per share) during the previous quarter.

Current quarter net interest margin (“NIM”) decreased 3 basis points (“bps”) to 3.30% and the net interest spread increased 3bps to 3.06% compared to the previous quarter. Additional margin discussion is provided below.

All per share data is presented herein on a diluted basis, unless otherwise stated. Quarterly condensed consolidated income statements (unaudited) are shown below for the periods indicated.

Quarterly Condensed Consolidated Statements of Operations (unaudited) Amounts in thousands of dollars (except per share data)
For the quarter ended:	9/30/10	6/30/10	3/31/10	12/31/09	9/30/09
Interest income	$19,106	$17,840	$18,161	$18,144	$18,847
Interest expense	4,343	4,218	4,315	4,659	5,022

Net interest income	14,763	13,622	13,846	13,485	13,825
Provision for loan losses	(16,448)	(4,045)	(4,075)	(9,386)	(8,682)

Net interest (loss) income after loan loss provision	(1,685)	9,577	9,771	4,099	5,143
Income from correspondent banking and bond sales division	11,828	7,372	6,356	7,119	5,630
Gain on sale of securities available for sale	151	1,639	1,436	1,538	257
Bargain purchase gain FDIC acquisition	2,010	—	—	—	—
All other non interest income	3,766	3,148	2,681	2,792	2,649
Credit related expenses	(2,400)	(827)	(1,434)	(1,583)	(1,051)
Impairment of Core Deposit Intangible	—	—	—	(1,200)	—
Impairment of bank real estate	—	—	—	(939)	—
FDIC acquisition expenses	(769)	—	—	—	—
All other non interest expense	(24,361)	(19,771)	(18,291)	(18,483)	(16,612)

Income (loss) before income tax	(11,460)	1,138	519	(6,657)	(3,984)
Income tax benefit (expense)	4,184	(234)	(126)	2,630	1,754

NET (LOSS) INCOME	$(7,276)	$904	$393	$(4,027)	$(2,230)

Net (loss) income available to common shareholders	$(7,276)	$904	$393	$(4,027)	$(3,569)

Earnings (loss) per share (basic)	$(0.25)	$0.03	$0.02	$(0.16)	$(0.17)
Earnings (loss) per share (diluted)	$(0.25)	$0.03	$0.02	$(0.16)	$(0.17)
Average common shares outstanding (basic)	28,789,008	25,802,818	25,776,820	25,773,229	20,713,017
Average common shares outstanding (diluted)	28,789,008	25,967,594	25,975,584	25,773,229	20,713,017
Common shares outstanding at period end	30,004,761	25,862,801	25,778,767	25,773,229	25,773,229

PTPP earnings (note 1)	$6,147	$6,010	$6,028	$6,451	$5,749
PTPP earnings per share (diluted) (note 2)	$0.21	$0.23	$0.23	$0.25	$0.28

Note 1:	Pre-tax pre-provision earnings (“PTPP”) is a non-GAAP measure that means income (loss) before income tax excluding the provision for loan losses. In addition to excluding the provision for loan losses, the Company also excluded other credit related costs including losses on repossessed real estate and other assets, and other foreclosure related expenses of $2,400, $827, $1,434, $1,583 and $1,051 for 3Q10, 2Q10, 1Q10, 4Q09 and 3Q09, respectively. It also excludes the $2,010 one time gain on FDIC acquisition net of FDIC acquisition costs of $769 during the third quarter of 2010, impairment charge on core deposit intangibles of $1,200 and bank real estate held for sale of $939 recognized during the fourth quarter of 2009.

Note 2:	PTPP earnings per share means, PTPP as defined in note 1 above divided by the average number of diluted common shares outstanding. This calculation does not include the effect of preferred dividends and related accretion resulting from the preferred stock issued pursuant to TARP which the Company redeemed on September 30, 2009.

Quarterly Condensed Segment Information - Correspondent banking and bond sales division (unaudited)
Amounts are in thousands of dollars (except per share data)
For the quarter ended:	9/30/10	6/30/10	3/31/10	12/31/09	9/30/09
Net interest income	$1,148	$1,319	$1,526	$1,656	$1,813
Total non interest income (note 3)	12,358	7,758	6,622	7,468	6,011
Total non interest expense (note 4)	(9,249)	(6,740)	(6,164)	(6,512)	(5,312)
Income tax provision	(1,564)	(900)	(764)	(1,006)	(967)

Net income	$2,693	$1,437	$1,220	$1,606	$1,545

Contribution to diluted earnings per share	$0.09	$0.05	$0.05	$0.06	$0.07

Note 3:	The primary component in this line item is gross commissions earned on bond sales (“income from correspondent banking and bond sales division”) which was $11,828, $7,372, $6,356, $7,119 and $5,630 for 3Q10, 2Q10, 1Q10, 4Q09 and 3Q09, respectively. The remaining non interest income items in this category include fees from safe-keeping activities, bond accounting services, asset/liability consulting related activities, international wires, clearing and corporate checking account services, and other correspondent banking related revenue and fees.
Note 4:	The majority of these expenses are variable in nature and are a derivative of the income from correspondent banking and bond sales division.

Net Interest Margin (“NIM”)

The Company’s current quarter NIM decreased 3bps to 3.30% and net interest spread increased 3bps to 3.06% compared to the previous quarter, as indicated in the table below. There were several offsetting factors that contributed to this net change. First, looking at the macro view, yield on interest earning assets (“IEA”) decreased 8bps and cost of interest bearing liabilities (“IBL”) decreased 11bps. If all other factors remained constant, this would result in a slightly higher NIM. However, total IEA as a ratio of total IBL decreased from 1.29x to 1.25x, which means the current quarter had less total IEA compared to IBL during the current quarter than the previous quarter, which would have a contracting effect on the NIM. The result was a net contracting effect on the NIM, even when there was a slight increase in the spread.

Taking the analysis further, the yield on IEA decreased during the current quarter because of the following reasons. First, yield on loans decreased about 7bps from 5.54% to 5.47%. This was due to the lower effective yield on the loans purchased pursuant to the acquisition of the three failed banks during the quarter. Excluding these loans, our legacy loan portfolio yield would have decreased approximately 2bps to 5.52% compared to the previous quarter at 5.54%. The other item that affected our overall yield was the 48bps decrease in yield in our taxable securities portfolio. Not only was there a significant decrease in yield quarter to quarter, the average balance increased in the current quarter. The reason for the significant decrease in yield was the amount of sales, calls and maturities which occurred. This amounted to approximately $382,121,000 for the nine month period ending September 30, 2010, about $124,260,000 during the third quarter and about $158,398,000 during the second quarter. As these higher yielding legacy investments are replaced with new market rate investment securities, at lower rates, the average yield on the entire portfolio decreases.

With regard to the interest bearing liabilities, the driving force behind the 11bps decrease quarter to quarter was the 17bps decrease on interest bearing deposits. The decrease was due to the acquisition of deposits from the purchase of the three failed banks during the quarter. As required by generally accepted accounting principles, the cost of those purchased deposits were marked to current market. We are in a low rate environment. In addition, we continue to reprice our legacy deposits downward.

The tables below summarize our yields and cost by various interest earning asset and interest bearing liability account types for the current quarter, the previous calendar quarter and the same quarter last year. The second table below also lists selected financial ratios for the last five quarters.

Yield and Cost table (unaudited) (amounts are in thousands of dollars)

	3Q10			2Q10			3Q09
	average balance	interest inc/exp	avg rate	average balance	interest inc/exp	avg rate	average balance	interest inc/exp	avg rate
Loans (TEY)*	$1,046,194	$14,431	5.47%	$944,734	$13,060	5.54%	$921,405	$13,776	5.93%
Taxable securities	588,154	4,203	2.84%	520,899	4,307	3.32%	488,141	4,559	3.71%
Tax-exempt securities (TEY)	35,969	531	5.86%	35,667	522	5.87%	37,330	531	5.64%
Fed funds sold and other	125,572	127	0.40%	163,767	138	0.34%	178,328	162	0.32%

Tot. interest earning assets(TEY)	$1,795,889	$19,292	4.26%	$1,665,067	$18,027	4.34%	$1,625,204	$19,028	4.65%

Interest bearing deposits	$1,292,668	$4,085	1.25%	$1,117,986	$3,957	1.42%	$1,036,896	$4,624	1.77%
Fed funds purchased	90,368	23	0.10%	116,184	30	0.10%	241,128	108	0.18%
Other borrowings	35,059	123	1.39%	41,540	128	1.24%	58,344	181	1.23%
Corporate debentures	12,500	112	3.55%	12,500	103	3.31%	12,500	109	3.47%

Total interest bearing liabilities	$1,430,595	$4,343	1.20%	$1,288,210	$4,218	1.31%	$1,348,868	$5,022	1.48%

Net Interest Spread (TEY)			3.06%			3.03%			3.17%

Net Interest Margin (TEY)			3.30%			3.33%			3.42%

*      TEY = tax equivalent yield

Selected financial ratios (unaudited)
As of or for the quarter ended:	9/30/10	6/30/10	3/31/10	12/31/09	9/30/09
Return on average assets (annualized)	(1.41%)	0.20%	0.09%	(0.89%)	(0.50%)
Return on average equity (annualized)	(11.32%)	1.57%	0.69%	(7.40%)	(4.11%)
Yield on average loans (note 1)	5.52%	5.54%	5.66%	5.79%	5.93%
Yield on average investments (note 1)	2.57%	2.77%	3.14%	2.59%	2.96%
Yield on average interest earning assets	4.22%	4.30%	4.58%	4.35%	4.60%
Yield on average interest earning assets (note 1)	4.26%	4.34%	4.63%	4.39%	4.65%
Cost of average interest bearing deposits	1.25%	1.42%	1.52%	1.63%	1.77%
Cost of average borrowings	0.74%	0.61%	0.55%	0.49%	0.51%
Cost of average interest bearing liabilities (note 2)	1.20%	1.31%	1.37%	1.38%	1.48%
Net interest margin (note 1)	3.30%	3.33%	3.54%	3.27%	3.42%
Loan / deposit ratio	65.7%	66.0%	70.6%	73.5%	75.4%
Stockholders equity (to total assets)	12.1%	12.8%	12.9%	13.1%	13.2%
Common tangible equity (to total tangible assets)	10.4%	11.1%	11.2%	11.3%	11.4%
Tier 1 capital (to average assets)	11.0%	11.3%	11.6%	11.4%	11.7%
Efficiency ratio (note 3)	88%	85%	86%	86%	80%
Common equity per common share	$8.58	$8.99	$8.90	$8.90	$9.14
Common tangible equity per common share	$7.18	$7.64	$7.54	$7.53	$7.72

note 1:	Tax equivalent basis.
note 2:	Does not include non interest bearing checking accounts.
note 3:	Efficiency ratio is equal to (non-interest expense less nonrecurring items) divided by (net interest income plus non-interest income less nonrecurring items). Gain on the sale of available for sale securities is considered a nonrecurring item for the purposes of this ratio in the above table.

Loan portfolio mix and covered loans

Eighteen and a half percent (18.5%) of the Company’s loans, or $209,594,000, are covered by FDIC loss sharing agreements related to the acquisition of three failed financial institutions during the third quarter of 2010. Pursuant to the terms of the loss sharing agreements, the FDIC is obligated to reimburse the Company for 80% of losses with respect to the covered loans beginning with the first dollar of loss incurred, subject to the terms of the agreements. The Company will reimburse the FDIC for its share of recoveries with respect to the covered loans. The loss sharing agreements applicable to single family residential mortgage loans provide for FDIC loss sharing and the Company reimbursement to the FDIC for recoveries for ten years. The loss sharing agreements applicable to commercial loans provides for FDIC loss sharing for five years and Company reimbursement to the FDIC for a total of eight years for recoveries. All of the covered loans acquired are accounted for pursuant to ASC Topic 310-30. The covered loans are carried at their estimated fair values, which represents an aggregate discount to their unpaid legal balances outstanding of approximately 24%, or $67,095,000, at September 30, 2010.

Eighty-one and a half percent (81.5%) of the Company’s loans, or $920,215,000, are not covered by FDIC loss sharing agreements. Of this amount approximately 84% are collateralized by real estate, 9% are commercial non real estate loans and the remaining 7% are consumer and other non real estate loans. The table below summarizes the Company’s loan mix over the most recent five quarter ends.

Loan mix (in thousands of dollars) (unaudited)
At quarter ended:	9/30/10	6/30/10	3/31/10	12/31/09	9/30/09
Loans not covered by FDIC loss share agreements
Real estate loans
Residential	$252,867	$249,628	$251,368	$251,634	$253,363
Commercial	414,383	441,652	443,876	438,540	426,025
Construction, development and land loans	107,028	106,486	108,614	115,937	124,306

Total real estate loans	774,278	797,766	803,858	806,111	803,694
Commercial loans	83,715	88,056	87,521	98,273	88,116
Consumer and other loans, at fair value (note 1)	5,493	—	—	—	—
Consumer and other loans	57,445	56,657	55,754	55,376	56,268

Total loans before unearned fees and costs	920,931	942,479	947,133	959,760	948,078
Unearned fees and costs	(716)	(700)	(726)	(739)	(775)

Total loans not covered by FDIC loss share agreements	920,215	941,779	946,407	959,021	947,303

Loans covered by FDIC loss share agreements
Real estate loans
Residential	119,576	—	—	—	—
Commercial	72,793	—	—	—	—
Construction, development and land loans	10,880	—	—	—	—

Total real estate loans	203,249	—	—	—	—
Commercial loans	6,345	—	—	—	—

Total loans covered by FDIC loss share agreements	209,594	—	—	—	—

Total Loans	$1,129,809	$941,779	$946,407	$959,021	$947,303

Note 1:	Consumer loans acquired pursuant to three FDIC assisted transactions of failed financial institutions during the third quarter of 2010. These loans are not covered by an FDIC loss share agreement. The loans have been written down to estimated fair value, which includes a discount of $899, or 14% of the unpaid legal balance as of September 30, 2010, and are being accounted for pursuant to ASC Topic 310-30.

Credit quality and allowance for loan losses

Management continues to aggressively monitor credit risks and potential losses in the Company’s loan portfolio in light of the current real estate environment in Florida. During the current quarter, the

Company recorded a charge of $16,448,000 to loan loss provision (expense) and charged-off (net of recoveries) $12,627,000, or 1.37% of average outstanding during the quarter (5.48% of average loans on an annualized basis), excluding loans covered by FDIC loss sharing agreements.

During the current quarter, the Company disposed of commercial real estate problem loans with an unpaid legal balance of approximately $18,807,000 for $8,579,000 or approximately 46% of the aggregate unpaid legal balance in the wholesale debt market. Approximately $13,184,000 of this total amount represented non accrual and therefore non performing loans. The remaining $5,623,000 represented impaired loans or classified loans which were still accruing and therefore considered performing loans.

The Company’s allowance for loan losses was $28,012,000 at September 30, 2010 compared to $24,191,000 at June 30, 2010, an increase of $3,821,000 ($16,448,000 charge to loan loss expense less $12,627,000 net charge-offs equals $3,821,000 loan loss allowance increase during the third quarter 2010). This increase is the result of a $1,917,000 increase in general loan loss allowance and a $1,904,000 increase in specific loan loss allowance. The increase in our general allowance is primarily due to changes in our historical charge-off rates, changes in our current environmental factors, and changes in the loan portfolio mix, less the decrease in the amount of our loan portfolio. Our specific allowance is the aggregate of the results of individual analyses prepared for each one of our impaired loans not covered by an FDIC loss sharing agreement on a loan by loan basis.

The allowance for loan losses as a percentage of loans outstanding which are not covered by FDIC loss share agreements was 3.04% as of September 30, 2010 compared to 2.57% as of June 30, 2010. Management believes the Company’s allowance for loan losses was adequate at September 30, 2010. However, management recognizes that many factors can adversely impact various segments of the Company’s market and customers, and therefore there is no assurance as to the amount of losses or probable losses which may develop in the future.

The table below summarizes the changes in allowance for loan losses during the previous five quarters.

Allowance for loan losses (unaudited) (amounts are in thousands dollars)
as of or for the quarter ending	9/30/10	6/30/10	3/31/10	12/31/09	9/30/09
Allowance at beginning of period	$24,191	$24,088	$23,289	$17,553	$16,409
Charge-offs	(12,704)	(4,163)	(3,310)	(3,724)	(7,554)
Recoveries	77	221	34	74	16

Net charge-offs	(12,627)	(3,942)	(3,276)	(3,650)	(7,538)
Provision for loan losses	16,448	4,045	4,075	9,386	8,682

Allowance at end of period	$28,012	$24,191	$24,088	$23,289	$17,553

The $12,627,000 net charge-off during the current period related to the following types of loans:

net charge-offs during the quarter ended September 30, 2010 (amounts are in thousands of dollars) (unaudited)
Residential real estate loans	$669
Commercial real estate loans	11,088
Construction, development, land loans	630
Commercial non real estate loans	33
Consumer and other loans	207

Total net charge-offs	$12,627

Approximately $9,746,000 of commercial loan charge-offs during the current quarter related to the troubled loans which were disposed of in the wholesale debt market. As discussed above, the Company sold troubled commercial loans with an aggregate unpaid legal balance of approximately $18,807,000 for an amount equal to about 46% of the unpaid legal balance. The Company had been receiving about 55% to 65% on average of the unpaid legal balance when a troubled loan is eventually foreclosed and the asset is repossessed and eventually sold. The foreclosure, repossession and asset disposition process has been taking a long time. It could have been a year or more before these troubled loans would eventually be repossessed and eventually sold. In addition to the time value of money, the Company also considered the effective use and cost of management time when it made a decision to sell off a portion of the troubled loans that were not yet OREO for a deeper discount than may have been attainable in a year or more.

The Company defines non performing loans as non accrual loans plus loans past due 90 days or more and still accruing interest. Non performing loans do not include loans covered by FDIC loss share agreements, which are accounted for pursuant to ASC Topic 310-30. Non performing loans as a percentage of total loans not covered by FDIC loss share agreements were 6.13% at September 30, 2010 compared to 5.53% at June 30, 2010.

Non performing assets (which the Company defines as non performing loans, as defined above, plus (a) OREO (i.e. real estate acquired through foreclosure, in-substance foreclosure, or deed in lieu of foreclosure, excluding OREO covered by FDIC loss share agreements; and (b) other repossessed assets that are not real estate, and are not covered by FDIC loss share agreements), were $68,827,000 at September 30, 2010, compared to $63,843,000 at June 30, 2010. Non performing assets as a percentage of total assets was 3.24% at September 30, 2010 compared to 3.51% at June 30, 2010. Non performing assets as a percentage of loans plus OREO and other repossessed assets, excluding loans and OREO covered by FDIC loss share agreements, was 7.38% at September 30, 2010 compared to 6.70% at June 30, 2010.

The table below summarizes selected credit quality data for the periods indicated.

Selected credit quality ratios, dollars are in thousands (unaudited)
As of or for the quarter ended:	9/30/10	6/30/10	3/31/10	12/31/09	9/30/09
Non accrual loans (note 1)	$55,921	$51,468	$48,753	$42,059	$29,519
Past due loans 90 days or more and still accruing interest (note 1)	478	602	34	282	27

Total non performing loans (“NPLs”) (note 1)	56,399	52,070	48,787	42,341	29,546
Other real estate owned (OREO) (note 1)	11,861	11,144	10,059	10,196	8,983
Repossessed assets other than real estate (note 1)	567	629	694	915	790

Total non performing assets (“NPAs”) (note 1)	$68,827	$63,843	$59,540	$53,452	$39,319
Non performing loans as percentage of total loans not covered by FDIC loss share agreements	6.13%	5.53%	5.15%	4.42%	3.12%
Non performing assets as percentage of total assets	3.24%	3.51%	3.35%	3.05%	2.20%
Non performing assets as percentage of loans and OREO plus other repossessed assets (note 1)	7.38%	6.70%	6.22%	5.51%	4.11%
Net charge-offs (recoveries)	$12,627	$3,942	$3,276	$3,650	$7,538
Net charge-offs as a percentage of average loans for the period (note 1)	1.37%	0.42%	0.34%	0.39%	0.82%
Net charge-offs as a percentage of average loans for the period on an annualized basis (note 1)	5.48%	1.68%	1.36%	1.56%	3.28%
Loans past due 30 thru 89 days and accruing interest as a percentage of total loans (note 1)	1.50%	1.27%	1.20%	1.28%	1.34%
Allowance for loan losses as percentage of NPLs (note 1)	50%	46%	49%	55%	59%

Trouble debt restructure (“TDRs”) note 2	$23,428	$29,863	$27,953	$26,499	$25,094
Impaired loans that were not TDRs	57,666	54,108	54,802	52,449	31,853

Total impaired loans	81,094	83,971	82,755	78,948	56,947
Total non impaired loans	839,121	857,808	863,652	880,073	890,356

Total loans not covered by FDIC loss share agreements	920,215	941,779	946,407	959,021	947,303
Total loans covered by FDIC loss share agreements	209,594	—	—	—	—

Total loans	$1,129,809	$941,779	$946,407	$959,021	$947,303

Allowance for loan loss percentage of period end loans:
Impaired loans (note 1)	6.44%	3.95%	5.38%	5.84%	3.05%
Non impaired loans (note 1)	2.72%	2.43%	2.27%	2.12%	1.78%

Total loans (note 1)	3.04%	2.57%	2.55%	2.43%	1.85%

Note 1:	Excludes loans, OREO and other repossessed assets covered by FDIC loss share agreements.
Note 2:	In this current real estate crisis the Nation in general and Florida in particular have been experiencing, it has become more common to restructure or modify the terms of certain loans under certain conditions (i.e. troubled debt restructure or “TDRs”). In those circumstances it may be beneficial to restructure the terms of a loan and work with the borrower for the benefit of both parties, versus forcing the property into foreclosure and having to dispose of it in an unfavorable and depressed real estate market. When we have modified the terms of a loan, we usually either reduce the monthly payment and/or interest rate for generally about twelve months. We have not forgiven any material principal amounts on any loan modifications to date. We have approximately $23,428 of TDRs. Of this amount $11,624 are performing pursuant to their modified terms, and $11,804 are not performing and have been placed on non accrual status and included in our non performing loans (“NPLs”). Current accounting standards require TDRs to be included in our impaired loans, whether they are performing or not performing. Only non performing TDRs are included in our NPLs.

As shown in the table above, the largest component of non performing loans is non accrual loans. As of September 30, 2010 the Company had reported a total of 243 non accrual loans with an aggregate book value of $55,921,000, compared to June 30, 2010 when 230 non accrual loans with an aggregate book value of $51,468,000 was reported. Residential real estate category increased by $1,782,000, commercial real estate increased by $1,642,000 and construction, development and land loan category increased by $1,020,000. The changes in the other categories were not material between quarters. This amount is further delineated by collateral category and number of loans in the table below (in thousands of dollars).

collateral category (unaudited)	total amount	percentage of total non accrual loans	number of non accrual loans in category
Residential real estate loans	$16,626	30%	101
Commercial real estate loans	25,892	46%	50
Construction, development and land loans	12,421	22%	52
Non real estate commercial loans	440	1%	17
Non real estate consumer and other loans	542	1%	23

Total non accrual loans at September 30, 2010	$55,921	100%	243

There are no construction or development loans with national builders. The Company has historically done business with local builders and developers that have typically been long time customers. However, the Company believes that this category (i.e. construction, development and land) is the loan category where the most risk is present. On the positive side, the category only represents about 12% of the total loan portfolio excluding loans covered by FDIC loss share agreements. Evidencing the riskier nature of the category, it represents a disproportionate 22% of the Company’s total non accrual loans and approximately 25% of the Company’s total OREO excluding OREO covered by FDIC loss share agreements.

As indicated above, non accrual construction, development, and land loans totaled $12,421,000 at September 30, 2010. All but about $914,000 of this amount relates to land, either developed or not developed, commercial and residential. The $914,000 represents one single family home and one multi family project where construction is either completed or not yet completed, but in either case the homes are not sold.

During the first nine months of the current year, the Company charged off, net of recoveries, approximately $3,555,000 of its construction, development and land loans, about 18% of the total net charge offs. During the year ending December 31, 2009, the Company had total charge offs, net of recoveries, of $13,942,000. Almost half ($6,414,000) came from this same category.

The second largest component of non performing assets after non accrual loans is OREO, excluding OREO covered by FDIC loss share agreements. At September 30, 2010, total OREO was $21,266,000. Of this amount, $9,405,000 was acquired pursuant to the acquisition of three failed financial institutions during the third quarter of 2010. The acquired OREO is covered by FDIC loss sharing agreements. Pursuant to the terms of the loss sharing agreements, the FDIC is obligated to reimburse the Company for 80% of losses with respect to the covered OREO beginning with the first dollar of loss incurred, subject to the terms of the agreements. The Company will reimburse the FDIC for its share of recoveries with respect to the covered OREO. The loss sharing agreements applicable to single family residential mortgage loans provide for FDIC loss sharing and the Company reimbursement to the FDIC for recoveries for ten years. The loss sharing agreements applicable to commercial loans provides for FDIC loss sharing for five years and Company reimbursement to the FDIC for a total of eight years for recoveries.

OREO not covered by FDIC loss share agreements is $11,861,000 at September 30, 2010. OREO is carried at the lower of cost or market less the estimated cost to sell. Further declines in real estate values can affect the market value of these assets. Any further decline in market value beyond its cost basis is recorded as a current expense in the Company’s Statement of Operations. OREO is further delineated in the table below (in thousands of dollars).

(unaudited)	carrying amount
Description of repossessed real estate	at Sept 30, 2010
29 single family homes	$3,037
6 mobile homes with land	151
48 residential building lots	1,140
18 commercial buildings	5,737
Land / various acreages	1,796

Total, excluding OREO covered by FDIC loss share agreements	$11,861

Deposit activity

During the current quarter, total deposits increased by $292,891,000, or 20.5%. We acquired $344,340,000 of deposits from the three failed bank acquisitions during the third quarter as of their respective acquisition dates. Approximately 55% of the acquired deposits were time deposits. As of September 30, 2010, these deposits decreased by $48,354,000, or 14% to $295,986,000. At this date, approximately 49% of the acquired deposits were in time deposits. Another way to look at this is of the $48,354,000 decrease in these acquired deposits, $42,685,000 related to time deposits, which most of this decrease was by design and/or expected.

Excluding the deposits acquired in the failed bank transactions, our legacy bank deposits decreased by $3,095,000, or 0.2% during the current quarter. A summary of our deposit mix over the previous five quarters is presented in the table below.

Deposit mix (in thousands of dollars) (unaudited)
At quarter ended:	9/30/10	6/30/10	3/31/10	12/31/09	9/30/09
Checking accounts
Non interest bearing	$330,255	$307,726	$231,662	$233,688	$218,509
Interest bearing	253,950	188,845	186,536	193,527	168,486
Savings deposits	196,950	170,079	166,033	148,915	132,589
Money market accounts	221,002	176,978	177,288	158,598	151,386
Time deposits	718,148	583,786	579,419	570,308	585,278

Total deposits	$1,720,305	$1,427,414	$1,340,938	$1,305,036	$1,256,248

Non time deposits as percentage of total deposits	58%	59%	57%	56%	53%
Time deposits as percentage of total deposits	42%	41%	43%	44%	47%

Total deposits	100%	100%	100%	100%	100%

Presented below are condensed consolidated balance sheets and average balance sheets for the periods indicated.

Condensed Consolidated Balance Sheets (unaudited)
Amounts in thousands of dollars
At quarter ended:	9/30/2010	6/30/2010	3/31/2010	12/31/2009	9/30/2009
Cash and due from banks	$41,447	$14,759	$17,638	$19,139	$23,081
Fed funds sold and Fed Res Bank deposits	85,312	92,098	172,472	173,268	168,190
Trading securities	1,581	242	1,153	—	3,431
Investments securities, available for sale	619,282	607,314	496,715	463,186	508,290
Loans held for sale	1,810	851	573	—	—
Loans covered by FDIC loss share agreements	209,594	—	—	—	—
Loans not covered by FDIC loss share agreements	920,215	941,779	946,407	959,021	947,303
Allowance for loan losses	(28,012)	(24,191)	(24,088)	(23,289)	(17,553)
FDIC indemnification assets	58,175	—	—	—	—
Premises and equipment, net	74,484	71,912	63,804	62,368	64,716
Goodwill	38,035	32,840	32,840	32,840	32,840
Core deposit intangible	4,092	2,216	2,318	2,422	3,818
Bank owned life insurance	27,190	15,969	15,818	15,665	15,514
OREO covered by FDIC loss share agreements	9,405	—	—	—	—
OREO not covered by FDIC loss share agreements	11,861	11,144	10,059	10,196	8,983
Excess bank property held for sale	—	500	2,368	2,368	500
Other assets	48,972	53,909	38,577	34,115	24,710

TOTAL ASSETS	$2,123,443	$1,821,342	$1,776,654	$1,751,299	$1,783,823

Deposits	$1,720,305	$1,427,414	$1,340,938	$1,305,036	$1,256,248
Federal funds purchased	72,859	84,630	139,032	144,939	218,273
Other borrowings	46,716	52,775	55,867	63,062	62,828
Other liabilities	26,076	23,892	11,344	8,852	10,965
Common stockholders equity	257,487	232,631	229,473	229,410	235,509

TOTAL LIABILITIES AND STOCKHOLDERS’ EQUITY	$2,123,443	$1,821,342	$1,776,654	$1,751,299	$1,783,823

Condensed Consolidated Average Balance Sheets (unaudited)
Amounts in thousands of dollars
For quarter ended:	9/30/10	6/30/10	3/31/10	12/31/09	9/30/09
Federal funds sold and other	$125,572	$163,767	$158,853	$231,051	$178,328
Security investments	624,123	556,566	498,961	492,468	525,471
Loans covered by FDIC loss share agreements	127,641
Loans not covered by FDIC loss share agreements	918,553	944,734	951,009	931,681	921,405
Allowance for loan losses	(25,916)	(23,907)	(23,731)	(17,249)	(15,785)
All other assets	278,149	177,852	174,697	153,932	163,697

TOTAL ASSETS	$2,048,122	$1,819,012	$1,759,789	$1,791,883	$1,773,116

Deposits- interest bearing	$1,292,668	$1,117,986	$1,077,922	$1,048,364	$1,036,896
Deposits- non interest bearing	331,507	289,220	242,490	222,056	203,982
Federal funds purchased	90,368	116,184	140,595	226,723	241,128
Other borrowings	47,559	54,040	57,159	67,006	70,844
Other liabilities	30,958	10,492	11,536	11,909	5,031
Stockholders equity	255,062	231,090	230,087	215,825	215,235

TOTAL LIABILITIES AND STOCKHOLDERS’ EQUITY	$2,048,122	$1,819,012	$1,759,789	$1,791,883	$1,773,116

Non interest income and non interest expense

The table below summarizes the Company’s non interest income for the periods indicated.

Quarterly Condensed Consolidated Non Interest Income (unaudited)
Amounts in thousands of dollars
For the quarter ended:	9/30/10	6/30/10	3/31/10	12/31/09	9/30/09
Service charges on deposit accounts	$1,713	$1,655	$1,596	$1,612	$1,405
Income from correspondent banking and bond sales division	11,828	7,372	6,356	7,119	5,630
Commissions from sale of mutual funds and annuities	318	361	104	106	130
Debit card and ATM fees	458	465	402	365	344
Loan related fees	128	117	130	136	103
BOLI income	220	152	152	152	156
Trading securities revenue	249	115	84	115	312
Gain on sale of securities available for sale	151	1,639	1,436	1,538	257
Bargain purchase gain, acquisition of failed institution	2,010	—	—	—	—
FDIC indemnification asset – amortization of discount	225	—	—	—	—
Other service charges and fees	455	283	213	306	199

Total non interest income	$17,755	$12,159	$10,473	$11,449	$8,536

The table below summarizes the Company’s non interest expense for the periods indicated.

Quarterly Condensed Consolidated Non Interest Expense (unaudited)
Amounts in thousands of dollars
For the quarter ended:	9/30/10	6/30/10	3/31/10	12/31/09	9/30/09
Employee salaries and wages	$13,544	$10,244	$9,250	$9,444	$8,496
Employee incentive/bonus compensation	1,020	954	708	907	548
Employee stock option and stock grant expense	180	180	158	104	99
Deferred compensation expense	97	58	67	55	55
Health insurance and other employee benefits	311	398	840	776	367
Payroll taxes	642	466	687	450	451
Other employee related expenses	390	366	299	244	267
Incremental direct cost of loan origination	(175)	(156)	(127)	(170)	(190)

Total salaries, wages and employee benefits	$16,009	$12,510	$11,882	$11,810	$10,093

Occupancy expense	1,633	1,488	1,447	1,390	1,408
Depreciation of premises and equipment	971	706	755	722	728
Supplies, stationary and printing	248	283	215	218	210
Marketing expenses	615	596	555	560	464
Data processing expenses	726	664	534	642	621
Legal, auditing and other professional fees	785	750	632	815	602
FDIC acquisition expenses	769	—	—	—	—
Bank regulatory related expenses	819	688	614	660	612
Postage and delivery	198	125	110	102	113
ATM and debit card related expenses	365	313	286	290	264
Amortization of CDI	142	102	104	196	197
CDI impairment	—	—	—	1,200	—
Excess bank property held for sale impairment	—	—	—	939	—
Loss (gain) on sale of repossessed real estate (“OREO”)	153	(3)	27	308	175
Valuation write down of repossessed real estate (“OREO”)	1,273	428	882	801	482
Loss on repossessed assets other than real estate	171	126	107	100	176
Foreclosure and repossession related expenses	803	276	418	374	218
Internet and telephone banking	132	177	134	140	111
Operational write-offs and losses	296	319	40	63	85
Correspondent account and Federal Reserve charges	83	79	72	67	83
Conferences, seminars, education and training	236	164	155	98	122
Director fees	92	98	95	73	87
Travel expenses	224	132	114	163	143
Other expenses	787	577	547	474	669

Total non interest expense	$27,530	$20,598	$19,725	$22,205	$17,663

Explanation of Certain Unaudited Non-GAAP Financial Measures

This press release contains financial information determined by methods other than Generally Accepted Accounting Principles (“GAAP”). The attached financial highlights provide reconciliations between GAAP interest income, net interest income and tax equivalent basis interest income and net interest income, as well as total stockholders equity and tangible common equity. Management uses these non-GAAP financial measures in its analysis of the Company’s performance and believes these presentations provide useful supplemental information, and a clearer understanding of the Company’s performance. The Company believes the non-GAAP measures enhance investors’ understanding of the Company’s business and performance. These measures are also useful in understanding performance trends and facilitate comparisons with the performance of other financial institutions. The limitations associated with operating measures are the risk that persons might disagree as to the appropriateness of items comprising these measures and that different companies might calculate these measures differently. The Company provides reconciliations between GAAP and these non-GAAP measures. These disclosures should not be considered an alternative to GAAP.

Reconciliation of GAAP to non-GAAP Measures (unaudited):

Amounts are in thousands of dollars

	3Q10	2Q10	3Q09

Interest income, as reported (GAAP)	$19,106	$17,840	$18,847
tax equivalent adjustments	186	187	181

Interest income (tax equivalent)	$19,292	$18,027	$19,028

Net interest income, as reported (GAAP)	$14,763	$13,622	$13,825
tax equivalent adjustments	186	187	181

Net interest income (tax equivalent)	$14,949	$13,809	$14,006

	9/30/10	6/30/10	3/31/10	12/31/09	9/30/09
Total stockholders’ equity (GAAP)	$257,487	$232,631	$229,473	$229,410	$235,509
Goodwill	(38,035)	(32,840)	(32,840)	(32,840)	(32,840)
Core deposit intangible	(4,092)	(2,216)	(2,318)	(2,422)	(3,818)

Tangible common equity	$215,360	$197,575	$194,315	$194,148	$198,851

About CenterState Banks, Inc.

The Company, headquartered in Davenport, Florida, between Orlando and Tampa, is a multi bank holding company that was formed in June 2000 as part of a merger of three independent commercial banks. Currently, the Company operates through its four subsidiary banks with 49 full service branch banking locations in 13 counties throughout central Florida. After the branch acquisition transaction with TD Bank, N.A., announced on August 9th, closes, the Company will then have a total of 53 full service banking locations in 14 Counties throughout Central Florida. This transaction is expected to close during the first quarter of 2011. Through its subsidiary banks, the Company provides a range of consumer and commercial banking services to individuals, businesses and industries. The Company operates under a decentralized organizational structure. Each of its subsidiary banks is managed by its own bank president, who has the primary responsibility for the profitability and growth of the individual business unit. Each bank has its own charter, management team and board of directors, although most of the Company’s directors are also board members of one or more of its subsidiary banks, and the Company’s Chairman is either the chairman or at least a board member of all the subsidiary banks.

In addition to providing traditional deposit and lending products and services to its commercial and retail customers through its 49 locations in central Florida, the Company also operates a correspondent banking and bond sales division. The division is integrated with and part of the lead subsidiary bank located in Winter Haven, Florida, although the majority of the bond salesmen, traders and operations personnel are physically housed in leased facilities located in Birmingham, Alabama, Atlanta, Georgia and Winston-Salem, North Carolina. The customer base includes small to medium size financial institutions primarily located in Florida, Alabama, Georgia, North Carolina, South Carolina, Tennessee, Virginia and West Virginia.

For additional information contact Ernest S. Pinner, CEO, John C. Corbett, EVP, or James J. Antal, CFO, at 863-419-7750.

“Safe Harbor” Statement under the Private Securities Litigation Reform Act of 1995:

Some of the statements in this report constitute forward-looking statements, within the meaning of the Securities Act of 1933 and the Securities Exchange Act of 1934. These statements related to future events, other future financial and operating performance, costs, revenues, economic conditions in our markets, loan performance, credit risks, collateral values and credit conditions, or business strategies, including expansion and acquisition activities and may be identified by terminology such as “may,” “will,” “should,” “expects,” “scheduled,” “plans,” “intends,” “anticipates,” “believes,” “estimates,” “potential,” or “continue” or the negative of such terms or other comparable terminology. Actual events or results may differ materially. In evaluating these statements, you should specifically consider the factors described throughout this report. We cannot assure you that future results, levels of activity, performance or goals will be achieved, and actual results may differ from those set forth in the forward looking statements.

Forward-looking statements, with respect to our beliefs, plans, objectives, goals, expectations, anticipations, estimates and intentions, involve known and unknown risks, uncertainties and other factors, which may be beyond our control, and which may cause the actual results, performance or achievements of the Company or the Bank to be materially different from future results, performance or achievements expressed or implied by such forward-looking statements. You should not expect us to update any forward-looking statements. All written or oral forward-looking statements attributable to us are expressly qualified in their entirety by this cautionary notice, including, without limitation, those risks and uncertainties described in our annual report on Form 10-K for the year ended December 31, 2009, and otherwise in our SEC reports and filings.